Exhibit 21.1

SUBSIDIARIES OF ANTERO RESOURCES CORPORATION

Name of Subsidiary	Jurisdiction of Organization
Monroe Pipeline LLC	Delaware
Antero Subsidiary Holdings LLC	Delaware